Exhibit (a)(3)


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April 7, 2006


TO:                  UNIT HOLDERS OF CONSOLIDATED CAPITAL GROWTH FUND

SUBJECT:             OFFER TO PURCHASE UNITS

Dear Unit Holder:

As described in the enclosed Offer to Purchase and related Letters of Transmittal (the "Offer") the Purchasers named in the attached Offer (collectively the "Purchasers") are offering to purchase up to 12,300 Units of limited partnership interest (the "Units") in CONSOLIDATED CAPITAL GROWTH FUND (the "Partnership") at a purchase price equal to:

                                  $75 per Unit
                                  ------------

You may wish to consider the following information when making your decision whether to tender your Units:

o The Partnership has decided to extend the term of the Partnership by 15 years!

o The Partnership has paid no distributions for over 2 YEARS, and has indicated that distributions are unlikely in the near future, stating that "there can be no assurance that the Partnership will generate sufficient funds from operations, after required capital expenditures, to permit any distributions to its partners in the year 2006 or subsequent periods." (Form 10-K for the period ending December 31, 2005) (emphasis added).

o You are unlikely to have any other liquidity options anytime in the next three years (outside tender offers or private sales). Affiliates of the General Partner own over 65% of the Units, and thus control the direction of the Partnership.

o You can avoid proration, selling your Shares only if we purchase all of them by checking the "All or None" box on the Letter of Transmittal.

o The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in CONSOLIDATED CAPITAL GROWTH FUND without the usual transaction costs associated with market sales.

After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or fax (then mail) a duly completed and executed copy of the Letter of Transmittal (printed on yellow paper) and change of address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                         MacKenzie Patterson Fuller, LP
                               1640 School Street
                            Moraga, California 94556
                            Facsimile: (925) 631-9119

If you have any questions or need assistance, please call the Depository at 800-854-8357.

This Offer expires (unless extended) May 22, 2006.